Exhibit 5.1

June 12, 2015

LendingClub Corporation

71 Stevenson St. Suite 300

San Francisco, California 94105

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-3 filed by LendingClub Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on June 12, 2015, as amended (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of up to 4,850,325 shares of the Company’s Common Stock, $0.01 par value per share (the “Stock”), issued by the Company upon the exercise of stock options (the “Options”) granted under the Company’s 2007 Stock Incentive Plan, as amended (the “Plan”) and up to 35,619,512 shares of the Stock subject to issuance by the Company upon the exercise of the Options granted under the Plan. In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)	the Company’s Restated Certificate of Incorporation, certified by the Delaware Secretary of State on December 16, 2014 (the “Restated Certificate”).

(2)	the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on December 16, 2014 (the “Bylaws”).

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

(4)	the Plan and related forms of Plan agreements governing the issuance of Stock and the Options under the Plan in the forms attached as exhibits to the Registration Statement on Form S-1 (Registration No. 333-198393) filed by the Company with the Commission on December 1, 2014 (such agreements, “Plan Agreements”);

(5)	the Offering Circular prepared in connection with the Registration Statement.

(6)	the corporate proceedings taken by the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”) pursuant to which, the Restated Certificate and Bylaws were approved.

(7)	the corporate proceedings taken by the Board and Stockholders pursuant to which, the Plan was adopted and approved.

LendingClub Corporation

June 12, 2015

(8)	the stock records that the Company has provided to us (consisting of a certificate from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of the date hereof and a list of option and warrant holders respecting the Company’s capital and of any rights to purchase capital stock that was prepared by the Company and dated April 30, 2015 verifying the number of such issued and outstanding securities).

(9)	A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated June 10, 2015, stating that the Company is qualified to do business in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”).

(10)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraphs (3) below, we have assumed that there will be no subsequent amendment to the Restated Certificate (other than to authorize sufficient additional shares of Common Stock from time to time) that would adversely affect our Opinions and that, at any time when any shares of the Stock are issued and sold, the Company will have a sufficient number of authorized but unissued shares of its Common Stock, to be able to issue such shares of the Stock.

LendingClub Corporation

June 12, 2015

This opinion is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind set forth in this opinion letter, including customary practice as described in bar association reports.

Based upon the foregoing, we are of the following opinion:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The 4,850,325 shares of Stock to be sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable; and

(3) If, as and when the 35,619,512 shares of Stock subject to the Options are issued and sold in compliance with applicable Offering Circular delivery requirements and in the manner referred to in the Stock Plan and the Plan Agreements, the Stock will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Offering Circular constituting a part thereof and any amendments thereto.

Lending Club Corporation

June 12, 2015

This opinion is intended solely for use in connection with repurchase, or issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Fenwick & West LLP